Exhibit 10.9
CIRCOR INTERNATIONAL, INC.
SPECIAL RESTRICTED STOCK UNIT AGREEMENT

Name of Awardee: Participant Name
Awardee Solium Number: XXX
Number of Restricted Stock Units: XXXX
Award Date: March 24, 2020

On March 4, 2020, CIRCOR International, Inc. (the “Company”) determined that, in order to better align compensation with the Company’s achievement of its 18-month plan communicated in June 2019, the Company will provide a special award of Restricted Stock Units (“RSUs”). This Award of Restricted Stock Units is in addition to any Restricted Stock Units you may receive under the normal annual Long-Term Incentive Program award. The RSUs subject to this Award are subject to the terms and conditions set forth herein and the CIRCOR International, Inc. 2019 Stock Option and Incentive Plan (the “Plan”).

1.    Vesting Schedule. No portion of this Award may be received until such portion shall have vested. Except as otherwise set forth in this Agreement or in the Plan, the RSUs will vest on the vesting date shown below, subject to Awardee’s continued employment with the Company on the vesting date:

Number of
Restricted Stock Units    Vesting Date
(XXX)    March 4, 2021

Except as otherwise specifically provided in a written agreement between the Company and the Awardee, this Award shall be subject to adjustment in connection with a Change in Control as provided in Section 14 of the Plan as determined in the Administrator’s sole discretion. This Award shall not automatically vest upon a Change in Control.

2.    Payment of Award.

(a)    Each vested RSU entitles Awardee to receive one share of Stock as soon as practicable following the vesting date for such RSU, and in no event later than March 15, 2021. The issuance of the shares subject to the RSUs granted in this Award may not be deferred past March 15, 2021.

(b)    Shares of Stock underlying the RSUs shall be issued and delivered to Awardee in accordance with paragraph (a) and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Awardee.

(c)    Until such time as shares of Stock have been issued to Awardee pursuant to paragraph (b) above, and except as set forth in paragraph (d) below regarding dividends and dividend equivalents, Awardee shall not have any rights as a holder of the shares of Stock underlying this Award including but not limited to voting rights.

(d)    Until such time as RSUs have vested pursuant to the terms hereof, dividend equivalents shall be accrued with respect to each share of Stock underlying the RSUs such that, upon distribution of such RSUs, all dividend equivalents so accrued (without interest) shall be paid in cash to Awardee.

3.    Termination of Employment or Other Business Relationship. If the Awardee's employment or other business relationship with the Company or a Subsidiary (as defined in the Plan) is terminated for any reason except as otherwise set forth in this Section 3, Awardee’s right in any RSUs that are not vested shall automatically terminate upon the effective date of such termination of employment or other business relationship with the Company and its Subsidiaries and such RSUs shall be cancelled as provided within the terms of the Plan and shall be of no further force and effect.

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a)Termination Due to Death. If the Awardee’s employment terminates by reason of the Awardee’s death, (excluding death by suicide), all outstanding awards shall become vested as of the date of death and the Company, not later than 2 1/2 months following the effective date of such termination, shall issue all outstanding shares of Stock to Awardee’s designated beneficiary or estate executor.

b)Termination Due to Disability. If the Awardee’s employment terminates by reason of the Awardee’s qualified disability, (an individual shall be considered disabled if such individual qualifies for receipt of long-term disability benefits under the long-term disability plan then in effect for the Company’s employees), all outstanding awards shall become vested as of the date of disability and the Company, not later than 2 1/2 months following the effective date of such termination, shall issue all outstanding shares of Stock to Awardee.

c)Termination Due to Retirement. If the Awardee’s employment is terminated by reason of Retirement (as defined below), pro-rata vesting of unvested RSUs shall apply based on the number of days elapsed in the vesting period as of the retirement date. The Company shall issue such outstanding shares of Stock not later than 2½ months of the retirement date. For purposes of this Agreement, “Retirement” means that the Awardee has voluntarily terminated employment with the Company and its Subsidiaries after having completed at least five years of service (as determined under the Company’s 401(k) plan) and attained at least fifty-five (55) years of age and, prior to such employment termination, the Awardee has: (i) given the Company’s Chief Human Relations Officer (“CHRO”) or the Awardee’s immediate supervisor at least three months’ prior written notice (or such shorter period of time approved in writing by the CHRO or your immediate supervisor) of the intended retirement date and (ii) completed transition duties and responsibilities as determined by the CHRO and/or the Awardee’s immediate supervisor during the notice period in a satisfactory manner, as reasonably determined by either of them.

d)Termination for Cause. If the Awardee’s employment terminates for Cause (as defined below), all unvested RSUs shall terminate immediately and be of no further force and effect. For purposes hereof, unless otherwise provided in an employment agreement between the Company and the Awardee, a termination of employment for “Cause” shall mean, the occurrence of one or more of the following: (i) the Awardee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any Subsidiary, as determined by the Administrator (as defined by the Plan) in good faith in its sole discretion; (ii) the Awardee engages in a fraudulent act to the material damage or prejudice of the Company or any Subsidiary or in conduct or activities materially damaging to the property, business or reputation of the Company or any Subsidiary, all as determined by the Administrator in good faith in its sole discretion; (iii) any material act or omission by the Awardee involving malfeasance or negligence in the performance of the Awardee’ s duties to the Company or any Subsidiary to the material detriment of the Company or any Subsidiary, as determined by the Administrator in good faith in its sole discretion, which has not been corrected by the Awardee within thirty (30) days after written notice from the Company of any such act or omission; (iv) failure by the Awardee to comply in any material respect with any written policies or directives of the Company as determined by the Administrator in good faith in its sole discretion, which has not been corrected by the Awardee within ten (10) days after written notice from the Company of such failure; or (v) material breach by the Awardee of any non-competition, non-solicitation, confidentiality or similar agreements between the Awardee and the Company as determined by the Administrator in good faith in its sole discretion.

e)Termination without Cause. If the Awardee’s employment is terminated by the Company without Cause and unless otherwise determined by the Administrator, any portion of this Award that is not exercisable by time of such termination shall terminate immediately and be of no further force and effect.

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f) Termination of Employment by Awardee. If the Awardee terminates his or her employment, this Award shall terminate immediately upon notice by the Awardee of such termination and be of no further force and effect.

g)Miscellaneous. The Administrator’s determination of the reason for termination of the Awardee’s employment shall be conclusive and binding on the Awardee and his or her representatives or legatees. Any portion of this Award that is unvested after the application of this Section 3 shall be cancelled immediately upon any termination of employment and shall not be exercisable by the Awardee.

4.    Section 409A. Payments under this Agreement are intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, the terms of this Award Agreement shall be construed and administered to preserve such exemption.

Neither the Company nor any of its affiliates shall be liable to the Awardee (or any other individual claiming a benefit through the Awardee) for any tax, interest, or penalties the Awardee might owe as a result of participation in the Plan, and the Company and its affiliates shall have no obligation to indemnify or otherwise protect the Awardee from the obligation to pay any taxes pursuant to Section 409A of the Code.

5.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.    Transferability. This Agreement is personal to Awardee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Award is available, during Awardee's lifetime, only to Awardee, and thereafter, only to Awardee's designated beneficiary or estate.

7.    Tax Withholding. For CIRCOR employees, the Company is authorized to satisfy the minimum tax withholding obligation by withholding from shares of Stock to be issued a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum required tax withholding amount due. The Awardee may elect, subject to the approval of the Administrator, to satisfy tax withholding obligations, in whole or in part, by having the Company withhold such number of Shares elected by the Participant not in excess of the maximum amount required for federal, state and local tax withholding attributable to the vesting of this Award and/or the delivery of Shares.

8.    Non-Compete/Non-Solicitation Agreement. Awardee is receiving the Award provided for herein in part because the Company has determined that Awardee is a key contributor to the continued success of the Company. As such, Awardee is privy to certain proprietary information which the Company considers to be competition sensitive. The Company, therefore, would be materially harmed were Awardee to leave the Company and perform services on behalf of a competitor or if the Awardee were to solicit (i) customers to do business with a competitor of the Company or (ii) employees of the Company to leave the Company. Accordingly, in consideration of Awardee’s receipt of the Award, Awardee covenants and agrees that, for a period of two (2) years following the termination of Awardee’s affiliation with the Company (whether as an employee or non-employee director), Awardee shall not, anywhere in the world, own, manage, operate, join, control, promote, invest or participate in or be connected with in any capacity (either as an employee, employer, trustee, consultant, agent, principal, partner, corporate officer, director, creditor, owner or shareholder or in any other individual or representative capacity) with any business individual, partnership, firm, corporation or other entity which is engaged wholly or partly in the design, manufacture, development, distribution, marketing or sales of any products which compete with the Company’s then current lines of business for which Awardee, during the two year period immediately preceding termination of affiliation with the Company, had managerial responsibility or otherwise provided regular services. Awardee agrees that this provision is reasonable in view of the relevant market for the Company’s products and services and that any breach hereof would result in continuing and irreparable harm to the Company. The foregoing, however, shall not prevent Awardee from making passive investments in a competitive enterprise whose shares are publicly traded if such investment constitutes less than five percent (5%) of such enterprise’s outstanding capital stock. In addition, Awardee, for a period of two years following the termination of Awardee’s affiliation with the Company shall not directly or indirectly (1) induce, solicit, request or advise any Customers (as defined below) to patronize any business which competes with any business of the Company for which

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Awardee either (a) has had any management responsibility, (b) has otherwise provided regular services during his affiliation with Company, or (c) has had access to confidential or proprietary information; or (2) entice, solicit, request or advise any employee of the Company to leave the Company’s employment or to otherwise accept employment (or other affiliation) with any person, firm or business with which Awardee has an employment or consulting relationship. As used above, “Customers” means all customers of any such business of the Company. Notwithstanding the provisions of this paragraph 8, if Awardee is an employee or resident of a state in which non-compete provisions of the type set forth in this paragraph 8 are not enforceable, then the non-compete provisions of this paragraph 8 shall not apply; the non-solicitation provisions of this paragraph 8, however, shall continue to apply. In addition, in the event that a court of competent jurisdiction determines that any of the restrictions set forth in this paragraph 8 are impermissible in scope and/or duration, Awardee and the Company intend that such court shall revise such scope and/or duration as the court deems reasonable rather than invalidating any such restrictions.

9.    Effect of Employment Agreement. If Awardee is a party to an employment agreement with the Company and any provisions set forth in such employment agreement conflict with the provisions set forth in this Restricted Stock Unit Award Agreement, the provisions set forth in such employment agreement shall override such conflicting provisions set forth herein.

10.     Miscellaneous.

(a)    Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)    This Award does not confer upon Awardee any rights with respect to continuance of employment by the Company or any Subsidiary.

(c)    Pursuant to the Plan, the Committee may at any time amend or cancel any outstanding portion of this Award, but no such action may be taken which adversely affects Awardee's rights under this Agreement without Awardee's consent.

CIRCOR INTERNATIONAL, INC.

By:
Scott Buckhout
Title: President and CEO

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Date:
Name:    [Awardee]

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